Consent of Independent Auditors



We consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 19, 2004 with respect to the financial statements of IDS Life Accounts F, H, G, PZ, RZ, KZ, QZ, LZ, IZ, N, MZ, JZ, SZ and TZ included in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4, No. 33-47302) for the registration of the IDS Life Group Variable Annuity Contracts offered by IDS Life Insurance Company.

                                                           /s/ Ernst & Young LLP


Minneapolis, Minnesota
April 26, 2004